Exhibit 99.1

CONTACT: Brian Anderson MediciNova, Inc. Phone: 858-622-9752 Email: banderson@medicinova.com

FOR IMMEDIATE RELEASE

MediciNova Initiates a Phase I Clinical Trial with MN-221 – a New Agent for the Management of Preterm Labor

SAN DIEGO, Calif. – March 14, 2005 — MediciNova, Inc., (Code number: 4875, OSE Hercules Market) a specialty pharmaceutical company that is publicly traded on the Hercules Market of the Osaka Securities Exchange announced the enrollment of patients in a Phase I clinical study with MN-221 in the United States, a novel agent for the management of preterm labor that was licensed in 2004 from Kissei Pharmaceutical Co. Ltd. of Nagano, Japan. MN-221 is described as a selective beta-2 agonist, and based on preclinical and earlier clinical studies conducted by Kissei in Europe and Japan, MediciNova believes MN-221 has shown potential in preclinical and earlier clinical studies to delay premature delivery of infants due the early onset of labor in expectant mothers.

Under the licensing agreement with Kissei, MediciNova obtained exclusive worldwide rights, except for Japan, to develop and commercialize MN-221.

“According to the March of Dimes, one in eight infants in the United States is born before term. Premature babies are at a higher risk of needing hospitalization and having long-term health problems,” commented Richard Gammans, Ph.D., Executive Vice President, Clinical Research at MediciNova. “We are hopeful that the current Phase I clinical study will help to identify the appropriate dosing level and provide additional safety information for MN-221 before we proceed to the next stage of evaluation. It is worth noting that there are no FDA-approved drugs for the management of preterm labor and that there may be the opportunity with MN-221 to address a major unmet medical need.”

About MediciNova

MediciNova, Inc. is a publicly traded specialty pharmaceutical company focused on accelerating the global development and commercialization of innovative pharmaceutical products. MediciNova’s pipeline, which includes several compounds in clinical testing, targets a variety of prevalent medical conditions, including premature labor, cancer, asthma, multiple sclerosis and anxiety disorders. For more information on MediciNova Inc., please visit www.medicinova.com.

This press release may contain “forward looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause the Company’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include the risk factors detailed in MediciNova’s Securities and Exchange Commission filings.